Exhibit 99.1

Bion Issues Technology Update: Recent Testing Confirms Substantially Reduced Costs
May 2, 2018. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that reduces nutrient, greenhouse gas and pathogen impacts while producing high-value coproducts, such as renewable natural gas and fertilizers, today gave an update on its third-generation technology.
Dominic Bassani, Bion’s CEO, stated, “Independent testing related to Bion’s proprietary (patent-pending) ammonia recovery system confirms progress in significantly reducing both capital and operating costs for our third-generation (3G) technology, while continuing to conform to OMRI [Organic Materials Review Institute] standards. We are preparing our initial OMRI application, which will begin the process to certify our produced liquid ammonia for use in organic production; we expect to file this initial application soon.”
“The 3G technology has been available for deployment for some time; however, we will continue to improve the platform to further reduce both capital and operating costs, as well as increase efficiencies. Bion’s approach has always been to start with an overly-robust and -stable process train and then continue to adapt to both simplify it and reduce costs. We anticipate that we will be able to further reduce capital and operating costs during the modular development phases of the overall Kreider Farms (KF) dairy and egg-layer project, which we expect to initiate in the third quarter of 2018 (subject to financing).”
Bion plans to install an initial small ammonia recovery and concentration system that will be used to generate crystallized ammonium bicarbonate to support further OMRI certification filings, as well as growth trials to begin establishing markets with organic growers. The system will also provide critical data to maximize efficiencies for the first large-scale (100K to 150K gallon per day) KF module, which will combine the waste from the existing dairy herd and a small portion of the egg-layer waste. The balance of the project is anticipated to follow in several stages, as demand for nutrient credits and co-products increases.
The KF project is unique in many ways; it involves multiple species, locations and large scale. As a result, it is one of a small handful of projects that can, by itself, make a significant difference to Pennsylvania’s Chesapeake Bay impacts and costs, as well as its own groundwater concerns. Upon full implementation of Bion’s technology platform at Kreider Farms, we anticipate the project will save federal and state taxpayers over $40M annually, in Bay compliance costs alone. Beyond those savings, the project will also convert over 400,000 MBTU’s of methane annually into renewable natural gas, as well as capture and convert over 8M pounds of nitrogen and 2M pounds of phosphorous into high-value fertilizer products. Further, the project will reuse 400,000 gallons per day of water and discharge small volumes of pathogen-free water that can recharge aquifers, among other environmental and economic benefits.
The 3G platform’s treatment and recovery processes will be independently quantified and verified, with reductions in environmental impacts that will be certified by the US Department of Agriculture’s Process Verified Program (PVP). PVP-certified data will form the backbone of a meaningful sustainable brand that will communicate these improvements to the consumer. The ability to demonstrate sustainability to the consumer is quickly growing in importance to today’s animal protein industry.
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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate(d)’, 'expect', 'will', 'plans' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact Information:
Craig Scott
Director of Communications
303-843-6191 direct